UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1 )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

IHEARTMEDIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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This Amendment No. 1 to the iHeartMedia, Inc. (the “Company”, “we,” “our” or “us”) definitive proxy statement filed with Securities and Exchange Commission on April 1, 2025 (the “Original Proxy Statement”) is filed for the sole purpose of including Inline eXtensible Business Reporting Language, or Inline XBRL, data tagging of the disclosure relating to the Company’s Insider Trading Policy in the Original Proxy Statement, which disclosure is repeated below but not otherwise revised. The Inline XBRL data tagging was inadvertently omitted from the Original Proxy Statement due to a processing error.
Insider Trading Policy
Our Board has adopted an Insider Trading Compliance Policy and Procedures (“Insider Trading Policy”), which governs the purchase, sale, and other transactions in the Company’s securities by our directors, executive officers and employees, as well as certain other persons (collectively, “covered persons”), which we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations. Among other things, our Insider Trading Policy (a) prohibits covered persons from purchasing or selling the Company’s securities while in possession of material, non-public
information relating to the Company except under
pre-approved
trading plans that meet the requirements of Rule
10b5-1
under the Exchange Act (“Rule
10b5-1
plans”) and certain other limited exceptions and (b) specifies (i) our quarterly blackout periods, (ii) our pre-clearance
procedures, (iii) additional prohibited transactions and (iv) requirements regarding pre-approved
Rule
10b5-1
trading plans. In addition, the policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
The foregoing summary of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Insider Trading Policy attached as Exhibit 19 to our Annual Report on Form
10-K
for the fiscal year ended December 31, 2024 filed with the SEC on February 27, 2025.